CODE OF ETHICS
Ariel Investment Trust, Ariel Investments, LLC and Ariel Distributors, LLC

As Amended January 2012

At all times, the interests of our clients must come first.  To that end, we must:

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Be vigilant in maintaining the integrity of our business by promoting ethical conduct, creating a culture of compliance and avoiding any actual or potential conflicts of interest or any abuse of our position of trust and responsibility in our activities;

•	Comply with applicable securities laws and regulations;1 and

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Conduct our personal securities transactions and other activities in a manner consistent with this Code of Ethics (the “Code”) and comply with this Code, which includes our Insider Trading Policy and Procedures (Exhibit A) and Supplemental Procedures for Discretionary Trusts, “Blind” Trusts and Discretionary Accounts (Exhibit B).

A. Definitions

1.  Reportable Security.  The term “Reportable Security” means any:

•	Stock
•
Shares of any mutual fund advised or sub-advised by Ariel Investments, LLC (“Ariel-advised mutual funds” which include Ariel Fund, Ariel Appreciation Fund, Ariel Focus Fund, Ariel Discovery Fund, Ariel International Equity Fund and Ariel Global Equity Fund)

•	Shares of any closed-end fund (a limited structured fund that raises a fixed amount of capital through an initial public offering traded on a stock exchange) or exchange-traded fund (“ETF”)
•	Shares of any “Limited Offering” (as defined in Section A.12)
•	Interests in limited partnerships and limited liability companies, generally
•	Note
•	Treasury stock
•	Security future

1  These securities laws and regulations include the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934, the Investment Company Act of 1940 (the “1940 Act”), the Investment Advisers Act of 1940 (the “Advisers Act”), all other applicable Federal securities laws (as defined in Rule 38a-1 of the 1940 Act and Rule 204A-1 of the Advisers Act), and applicable rules of the Financial Industry Regulatory Authority.

•	Bond, debenture or evidence of indebtedness
•	Municipal bond or interest in a Section 529 plan
•	Certificate of interest or participation in any profit-sharing agreement
•	Collateral-trust certificate, voting-trust certificate, pre-organization certificate or subscription
•	Transferable share
•	Investment contract (which may include an interest in a limited partnership or a limited liability company)
•	Certificate of deposit for a security versus a certificate of deposit offered by a bank
•	Fractional undivided interest in oil, gas, or other mineral rights
•
Any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), including those entered into on a national securities exchange relating to foreign currencies

•	In general, any interest or instrument commonly known as a “security”
•	Certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing

 Reportable Security does not include:

•	Direct obligations of the U.S. Government, such as U.S. bonds or treasuries;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements);
•
Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies (such as some variable annuities or other variable life insurance products) where none of the open-end investment companies are advised or sub-advised by Ariel Investments, LLC

•	Shares of registered open-end investment companies or series where Ariel Investments, LLC does not act as an investment adviser or sub-adviser.

Special Note: “Open-end investment companies” are commonly referred to as “mutual funds” and can be distinguished from closed-end funds and ETFs based on the fact that open-end investment companies, unlike closed-end funds and ETFs, stand ready to redeem their shares and typically do not trade on a stock exchange.

2.  Reportable Account.  A Reportable Account is an account at a broker, dealer, bank or other financial institution in which transactions in Reportable Securities may be executed.  These accounts include Section 529 plans and retirement plan accounts, such as 401(k) and 403(b) plans, if the account is self directed and can execute transactions in a Reportable Security.

Special Note:  A Reportable Account does not include an account held directly with an open-end investment company that is not advised or sub-advised by Ariel Investments, LLC (e.g., a direct account with the Longleaf Funds).

3.  Advisory Person or You.  An Advisory Person or You refers to:

•
Any director, trustee, officer or employee of Ariel Investments LLC (“Ariel”), Ariel Capital Management Holdings, Inc. (“ACM Holdings”), Ariel Investment Trust (the “Trust”) or Ariel Distributors, LLC (the “Distributor”);

•
Any natural person in a control relationship to Ariel, the Trust, the Distributor, or ACM Holdings who obtains information concerning purchases or sales of a Security Held or to Be Acquired (as defined in Section A.14 below) by a Client; and

•	ACM Holdings, Ariel and the Distributor.

4.  Ariel Separate Account.  Ariel Separate Account refers to accounts that are:

•	Separately managed by Ariel on Your behalf as a Client (or on behalf of a member of your “immediate family” living in the same household as defined directly below);
•	Traded and managed in accordance with Ariel’s investment strategies; and
•	Subject to Ariel’s trading procedures.

5.  Beneficial Ownership.  You have a “Beneficial Ownership” of a Reportable Security when you, or a member of your “immediate family” living in the same household, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:

•	Investment power or discretion in respect to a Reportable Security (the power or discretion to direct the purchase or sale of a Reportable Security); or
•	The opportunity, directly or indirectly, to profit or share in the gains, losses, dividends or interest obtained from a Reportable Security transaction.

“Immediate family” means son, daughter (including a legally adopted child) or any descendants of either, stepson or stepdaughter, son-in-law, daughter-in-law, father or mother or any ancestor of either, stepfather or stepmother, mother-in-law or father-in-law, siblings or siblings-in-law, and spouse or “domestic partner.”

“Domestic partner” means a person, 18 years of age or older:

o	To whom you are neither married nor related;
o	With whom you live in the same residence and intend to do so indefinitely; and
o	With whom you have an exclusive committed relationship.

6.  Client.  A “Client” refers to any person or entity for which Ariel manages investments or otherwise acts as investment adviser.

7.  Chief Compliance Officer.  “Chief Compliance Officer” refers to Ariel’s Chief Compliance Officer.2

8.  Control.  “Control” means the power to exercise a controlling influence over a company’s management or policies, unless such power is solely the result of an official position with that company.  Any person who beneficially owns more than 25% of the voting securities of a company is presumed to control such company, unless the Chief Compliance Officer decides otherwise.3

9.  Directly or Indirectly.  For purposes of the prohibitions in Section B on purchases or sales of Reportable Securities, “directly or indirectly” refers to any transaction involving

•	Any other securities of the same issuer; and
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Any derivative security or other instrument relating to the same security or any other security of the same issuer, including any option to purchase or sell the security, any security convertible into or exchangeable into the security, and any related futures contract.

10.  Discretionary Account.  “Discretionary Account” means a Reportable Account over which:

•	You or a Family Member has no direct or indirect influence or control and
•	A person or entity not subject to the Code has sole investment power.

11.  Disinterested Trustee or Director.  The term “Disinterested Trustee or Director” includes an independent Trustee of the Trust and an independent Director of ACM Holdings.4

12.  Family Member.  The term “Family Member” means a member of your immediate family sharing your household.  “Immediate family” is defined in Section A.4 above.

13.  Limited Offering.  The term “Limited Offering” means an offering that is exempt from registration with the Securities and Exchange Commission.  Examples of limited offerings include private placements and interests in limited partnerships and limited liability companies.

2 In the event that Ariel’s Chief Compliance Officer has a conflict, is unavailable or unable to act, then the following people, in the following order, will assume the role of “Chief Compliance Officer”:  Ariel’s General Counsel; the Trust’s Chief Compliance Officer; Ariel’s President; or any Ariel Executive Vice President not involved in the proposed transaction.

3 Please note that beneficial ownership may be either direct or through one or more controlled companies.

4 An independent Trustee is a trustee who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.  An independent Director is a director (i) who is not an “interested person” of Ariel within the meaning of Section 2(a)(19)(B) of the 1940 Act for any reason other than as a director of ACM Holdings and as an owner of direct or beneficial interests in ACM Holdings or Ariel (but owner of no more than 5% of ACM Holdings’ or Ariel’s outstanding voting securities), and (ii) who has no involvement with the day-to-day operations of Ariel, ACM Holdings, the Distributor or the Trust.

14.  Purchase or Sale of a Reportable Security.  The term “Purchase or Sale of a Reportable Security” includes, among other things, the writing of an option to purchase or sell a Reportable Security, and the exercise of that option.

15.  Security Held or to Be Acquired.  “Security Held or to Be Acquired” by any Client means:

•	Any Reportable Security which, within the most recent 15-day period is or has been:
o	Held by any Client in any Ariel strategy; or
o	Considered by Ariel for purchase or sale by any Client in any Ariel strategy; and
•	Any option to purchase or sell, and any security convertible into or exchangeable for, any Reportable Security described in the bullet point above.

A Reportable Security is or has been considered for purchase or sale when, within the most recent 15-day period, a recommendation to purchase or sell a Reportable Security has been made and communicated and remains in effect and, with respect to the person making the recommendation, the point in time when such person seriously considers making such a recommendation.

The “most recent 15-day period” when analyzing actual purchases or sales of Reportable Securities is the seven calendar days before or after the transaction.

B.  Prohibited Actions Relating to Reportable Securities

1.  These prohibitions apply to all Reportable Securities in which you have Beneficial Ownership.

2.  General Unlawful Actions.  You may not, in connection with a purchase or sale, directly or indirectly, of a Security Held or to Be Acquired by any Client:

•	Employ any device, scheme or artifice to defraud any Client;
•	Make any untrue statement of a material fact to, or omit to state a material fact to, any Client;
•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on any Client; or
•	Engage in any manipulative practice with respect to any Client.

Additionally, you may not engage in insider trading, as described in the Insider Trading Policy and Procedures attached as Exhibit A, with respect to any security.

3.  Purchases or Sales by Advisory Persons of a Security Held or to Be Acquired by or for Any Client.  You may not purchase or sell any Security Held or to be Acquired by or for any Client unless the Chief Compliance Officer has determined that:

•	The purchase or sale of such security is de minimis and

•	There are no pending client orders for the same security.

A transaction generally will be deemed de minimis if the transaction, aggregated with all your transactions in the same (or equivalent) security during the thirty days prior to the request, involves fewer than 500 shares with a market value of $25,000 or less in an issuer with a market capitalization of $5 billion or more.

4.  Inducing a Client to Take Action.  You may not intentionally induce or cause any Client to take action or to fail to take action, in order to obtain a personal benefit.  For example, you may neither have a Client purchase a Reportable Security you own in order to support or drive up the security’s price, nor stop a Client from selling a Reportable Security in order to protect the value of your investment.

5.  Personal Profit from Knowledge of Client Transactions.  You may not use actual knowledge of Client transactions to profit from such transactions.

6.  Failure to Make Recommendations.  You may not intentionally fail to consider the purchase of, or fail to purchase, a Reportable Security for a Client in order to avoid the appearance of a conflict arising from a personal transaction in that security.

7.  Prohibition of Certain Short-Term Trading.  You may not:

•
Profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Reportable Securities (excluding Ariel-advised mutual fund shares) within sixty (60) calendar days after the trade date;

•	Sell, redeem or exchange shares of Ariel-advised mutual funds within sixty (60) calendar days after buying such shares;
•	Write an option on a Reportable Security if the option will expire in less than 60 days; or
•	Exercise an option on a Reportable Security within 60 days of purchase of the option.

C.   Reporting and Prior Approvals

1.  These reporting and prior approval provisions apply to all Reportable Securities and Reportable Accounts in which you have Beneficial Ownership.

2.  Initial and Annual Disclosure.

•	Within ten (10) days of becoming an Advisory Person, you must:
o	Report all your Reportable Accounts and holdings of Reportable Securities as of a date no more than 45 days prior to the date on which you became an Advisory Person; and
o	Execute the Code of Ethics Certification (Exhibit C).

•	On an annual basis, you must:
o	Report no later than January 30 all your Reportable Accounts and holdings of Reportable Securities as of December 31; and
o	Execute the Code of Ethics Certification (Exhibit C).

Special Note:  As indicated in Section C.6 below, you are limited to having Reportable Accounts at only certain firms acceptable to the Chief Compliance Officer.

3.  Duplicate Transaction Confirmations and Account Statements.  You must provide the Chief Compliance Officer with duplicate copies of transaction confirmations and account statements pertaining to all your Reportable Accounts.  These confirmations and account statements are due no more than thirty (30) days after they become available to you.

4.  Quarterly Reporting.  You must report no later than thirty (30) days after the end of each calendar quarter to the Chief Compliance Officer:

•	All your transactions in Reportable Securities that took place during the prior calendar quarter; or
•	If no such transactions took place, the fact that no such transactions took place.

5.  Prior Approval of the Purchase and Sale of Reportable Securities.  You must obtain prior approval of the Chief Compliance Officer before executing the purchase or sale of any Reportable Security.  The Chief Compliance Officer has discretion to place conditions on such approvals.  Unless otherwise determined by the Chief Compliance Officer, all approvals expire at the close of the business day following the date of approval.

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Prior Approval of Initial Public Offerings and Limited Offerings.  In reviewing requests for approval of a transaction involving an initial public offering or Limited Offering, the Chief Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for Clients and whether the opportunity is being offered to you by virtue of your position with the Trust or Ariel.  If you have received approval to acquire these Reportable Securities, you must disclose such investments whenever you are involved in Ariel’s subsequent consideration of these investments for any Client.

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Exemption for Purchases, Sales, Redemptions or Exchanges of Ariel-Advised Mutual Fund Shares and Municipal Securities (including Section 529 Plan Interests).  Your purchase, sale, redemption or exchange of Ariel-advised mutual fund shares or municipal securities (including Section 529 Plan Interests) does not require the prior approval of the Chief Compliance Officer, provided that you report such transaction in your quarterly transaction report, as required by Section C.4 above.

6.  Opening Reportable Accounts – Prior Approval and Reporting.  You must obtain prior approval of the Chief Compliance Officer before opening a Reportable Account.

Limitation of Securities Firms.  Generally, you are limited to Reportable Accounts at only certain firms acceptable to the Chief Compliance Officer.  For a current list of these firms, please see the Chief Compliance Officer.

Accounts Requiring Reporting.  For the following accounts, you must report the account opening to the Chief Compliance Officer on the same day as the account’s inception (you do not need to obtain prior approval):

•	A direct account with any Ariel-advised mutual fund (i.e., an account in which you can buy, sell, redeem or exchange shares of the Ariel-advised mutual funds only);
•	Any account in which only transactions in municipal securities are permitted (such as Section 529 plans):
•	A compensation or retirement plan connected with employment (such as 401(k) and stock option plans);
•	IRA account transfers;
•	Changes to the registered name on an account; and
•	Transfers to a living trust for the benefit of a shareowner or your spouse.

Special Note:  The only compensation or retirement plans that need be reported are those plans in which the plan participant has the option of investing in any Reportable Security.  For example, if your spouse has a 401(k) plan that can only invest in open-end mutual funds excluding Ariel-advised mutual funds, then you do not need to report that account.

7.  Violations.  You must report promptly to the Chief Compliance Officer any and all Code violations, whether or not you are responsible for the violation.  Failure to report any Code violation is itself a Code violation.

D.  Exempt Transactions

1.  The prohibitions of Section B, other than the prohibitions of B.2, and the obligations imposed by Sections C.4 and C.5 do not apply to:

•	Involuntary Transactions. Purchases or sales of securities that are non-volitional on the part of either the Advisory Person or a Client;
•	Dividend Reinvestments. Purchases that are part of an automatic dividend reinvestment plan;
•	Pro Rata Rights. Purchases effected upon the exercise of rights issued by the issuer proportionately to all holders of a class of its securities and sales of such rights so acquired;5 or
•	Systematic Investment Plans. Purchases or sales transacted through a systematic (or automatic) plan involving predetermined amounts on predetermined dates.

2.  Exemption for Disinterested Trustees or Directors.  The prohibitions of Section B, other than the prohibitions of B.2, and the reporting obligations imposed by Sections C.2 through C.7, do not apply to a Disinterested Trustee or Director unless such Disinterested Trustee or Director, at the time he executes a transaction in a Reportable Security, knew or, in the ordinary course of fulfilling his official duties as a Trustee of the Trust or Director of ACM Holdings, should have known that during the 15-day period immediately before or after the date of the transaction by such Disinterested Trustee or Director, a Client purchased or sold the security, or the Security was Held or to be Acquired by or for any Client.

5 This exemption applies only to the extent such rights were acquired from such issuer.

3.  Exemption for Discretionary Accounts and Ariel Separate Accounts.  The prohibitions of Section B (other than the prohibitions of B.2), the reporting obligations imposed by Sections C.3, C.4 and C.5, and the reporting obligations imposed by Section C.2 relating only to Reportable Securities do not apply to any Discretionary Account or Ariel Separate Account.  To qualify for this exemption:

•	You must report your Discretionary Account(s) or Ariel Separate Account as required by Section C.2 of the Code, but need not report the securities held in these accounts;
•	You must request the Chief Compliance Officer’s approval to open any new Discretionary Account(s) or Ariel Separate Account as required by Section C.6 of the Code;
•
With respect to Discretionary Accounts only, both You, who does not have discretion, and your trustee, broker or adviser, who has discretion, must provide initial and annual certifications as described in the Supplemental Procedures for “Blind” Trusts and Discretionary Accounts attached as Exhibit B; and

•	With respect to Ariel Separate Accounts for which You serve as a portfolio manager, you must obtain prior approval of the Chief Compliance Officer:
o	To make any transactions in your Ariel Separate Account that are different from transactions made for other Clients invested in the same strategy; or
o	To refrain from making transactions in your Ariel Separate Account that you are making for other Clients invested in the same strategy.

4.  Exemption for Purchases and Sales of Units of Ariel and Shares of ACM Holdings.  The reporting obligations imposed by Sections C.2 through C.7 do not apply to the purchase or sale of Ariel units and shares of ACM Holdings.  Nevertheless, within 30 days after each quarter end, Ariel’s Finance Department will provide the Chief Compliance Officer with a list of:

•	Your transactions in Ariel units and ACM Holdings shares during the prior quarter; and
•	Your holdings in Ariel units and ACM Holdings shares.

5.  Exemption for Purchases and Sales of Reportable Securities in Ariel’s Profit Sharing and Savings Plan & Trust.  The reporting obligations imposed by Sections C.2 through C.7 do not apply to the purchase or sale of Reportable Securities in Ariel’s Profit Sharing and Savings Plan & Trust (the “Profit Sharing Plan”).  Nevertheless, within 30 days after each quarter end, Ariel’s Finance Department will provide the Chief Compliance Officer with a list of all the Profit Sharing Plan’s transactions in Reportable Securities during the prior quarter.

E.  Gifts and Entertainment

1.  The giving or receiving of gifts or business entertainment could give rise to a potential or actual conflict of interest, such that the gift or entertainment is provided as a kickback or quid pro quo.

2.  Definitions for the purposes of this section:

•	“Ariel Business Partner” is a Client, prospective Client or any person or entity that does or seeks to do business with or on behalf of Ariel or the Distributor.
•
“Gift” is any item, service or accommodation of value.  Promotional items of nominal value that are widely distributed and display a gift giver’s logo, such as golf balls, shirts, towels and pens, do not fall within the definition of “gift.”

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“Business entertainment” is generally in the form of a social event, hospitality event, meal, leisure activity or event of like nature or purpose in which an Ariel employee is in attendance as the host and an Ariel Business Partner is in attendance as the guest – or vice versa.

3.  No Ariel or Distributor employee may accept gifts, favors, entertainment, special accommodations or other things of material value that could influence their decision-making or make them feel beholden to any person or firm.

4.  No Ariel or Distributor employee may give or accept:

•	Any cash gifts or cash equivalents (for example, an American Express gift certificate) to or from any Ariel Business Partner; or
•	Any non-cash gift having a value of more than $100 to or from any Ariel Business Partner.6
•
Extravagant or excessive entertainment to or from any Ariel Business Partner.  Ariel or Distributor employees may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.  If you have questions as to whether entertainment is extravagant or excessive, please consult with the Chief Compliance Officer.

5.  The provision of gratuities to service providers to whom providing gratuities is customary is excluded from these gift giving prohibitions.

6.  Foreign, federal, state and local laws and clients may limit or prohibit Ariel or Distributor employees from giving gifts, entertainment or other payments.  For example:

•	State and local ethics laws, regulations or rules may limit or prohibit the giving of gifts, entertainment or other payments to various state or local governmental entities, agencies and employees;

6  The Distributor’s registered representatives and principals are limited to giving non-cash gifts of not more than $100 per person per year.

•	The US Department of Labor limits gifts, entertainment or payments to ERISA plans, or certain officials associated with such plans.
•	The US and some foreign governments prohibit gifts, entertainment or payments to foreign government officials.
•	A Client may have supplied Ariel with its internal policy relating to the giving of gifts or entertainment to their employees, agents or representatives.

Ariel and Distributor employees should consult with the Chief Compliance Officer before giving gifts, entertainment or other payments to these persons or entities.

7.  Reporting:  All Ariel and Distributor employees are required to report gifts and entertainment received and given as outlined in guidelines provided by separate memorandum.

8.  Prior to giving gifts or entertainment to the Trust’s independent trustees, Ariel, the Distributor or these entities’ employees must obtain the prior written approval of the Trust’s Chief Compliance Officer.

F.  Outside Employment

1.  Before accepting outside employment, which includes any business activity for which the employee receives compensation (‘Outside Employment”), all Ariel and Distributor employees must obtain prior approval from the Chief Compliance Officer and others, as outlined in guidelines provided in Ariel’s Employee Handbook.  In evaluating requests for Outside Employment, the Chief Compliance Officer will consider the following, among other, factors:

•	Whether the Outside Employment creates an actual or potential conflict of interest;
•	Whether the purpose and duties of the Outside Employment is consistent with Ariel’s and the Distributor’s business;
•	Whether there is a risk that Ariel or the Distributor will be seen as associated with the Outside Employment; and
•	Whether employee will be involved in the financial decisions of the outside employer and the resulting risks to Ariel and the Distributor.

2.  Service as a Director of a Publicly Traded Company.  Ariel employees may serve on the board of directors of any publicly traded company only if the employee obtains prior approval from the Chief Compliance Officer.  The Chief Compliance Officer’s approval will be based upon a determination that such service is not inconsistent with the interests of any Client.  Note that Ariel’s policy is to prohibit the purchase, on behalf of clients, of those securities issued by a company for which an Ariel employee serves as a director.  The Chief Compliance Officer will provide relevant Ariel staff with a list identifying those securities subject to this prohibition.

G.  Enforcement and Sanctions

1.  Penalties for Violations of this Code.  The Chief Compliance Officer will take any action he deems appropriate against any Advisory Person who violates any provision of this Code.  Such action may include:

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An oral reprimand, a written censure, fines (imposed in accordance with the Code’s penalty floor guidelines detailed by separate memorandum), the disgorgement of profits or the payment of avoided losses, requiring the sale of an improperly purchased security; and

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A recommendation to the appropriate executive officer(s) and/or the Trust’s Board of Trustees and ACM Holdings’ Board of Directors that the Advisory Person’s duties be limited or that the Advisory Person be suspended or removed from office or have his employment terminated.

2.   Reporting Code Violations to the Trust’s Board of Trustee’s and ACM Holdings’ Board of Directors.  Each violation of this Code will be reported to the Trust’s Board of Trustees and ACM Holdings’ Board of Directors at or before the respective Board’s next regular meeting.  The Trust’s Board of Trustees and ACM Holdings’ Board of Directors may impose sanctions in addition to those imposed by the Chief Compliance Officer.

3.  Safe Harbor from Sections C.5 and B.3 Violations.  The Chief Compliance Officer may make a written determination that an Advisory Person who sold a de minimis position of a Reportable Security without obtaining prior approval did not violate Section C.5 of the Code and, if the Security is Held or to Be Acquired, Section B.3 of the Code.  To qualify for this determination, the sale must meet the de minimis requirements set forth in Section B.3 of the Code.

H.  Administration of the Code

1.  Administration of the Code.  The Chief Compliance Officer will administer the Code and use reasonable diligence and institute procedures reasonably necessary to review reports submitted by Advisory Persons and to prevent Code violations.  Among other things, the Chief Compliance Officer or persons under his supervision will review reports against pre-clearance requests, transaction confirmations and account statements on a quarterly basis, and look for unusual or very large trades, which may indicate insider trading.

2.  Recordkeeping.  The Chief Compliance Officer will maintain a record of all Code violations, and of any action taken as a result of the violation.  The record of violations will be maintained for five years in an easily accessible place.

3.  List of Advisory Persons.  The Chief Compliance Officer will prepare a list of the Advisory Persons, update the list as necessary, and maintain former lists.

4.  Notice of Code Amendments to the Code.  The Chief Compliance Officer will provide you with all Code amendments, and you will acknowledge receipt of all amendments.

5.  Exceptions and Exemptions.  The applicable Chief Compliance Officer(s) or the Trust’s Board of Trustees, may grant an exception to or exemption from this Code to any person, transaction or series of transactions, provided that the exception or exemption is not contrary to the mandatory requirements of the 1940 Act or the Advisers Act.  Exceptions or exemptions must be in writing and specify the Code section(s) from which the person, transaction or series of transactions is excepted or exempted, the reasons for the exception or exemption and any conditions related to the exception or exemption.

6.  Annual Report.  At least once a year, the Chief Compliance Officer will furnish to the Trust’s Board of Trustees and ACM Holdings’ Board of Directors, and the respective Boards will consider, a written report that:

•	Considers the Code’s adequacy and the effectiveness of its implementation;
•
Describes any issues arising under the Code since the last annual report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and

•	Certifies that the Trust, Ariel and the Distributor have adopted procedures reasonably necessary to prevent violations.

7.  Changes to the Code.  The Trust’s Board of Trustees (including a majority of the Disinterested Trustees voting separately) will consider and determine whether to approve any material change to this Code at its next regular Board meeting after such change, and in no event more than six (6) months thereafter.

8.  Maintaining Copies of Versions of the Code.  A copy of each version of the Code will be maintained for five (5) years in an easily accessible place.

9.  Disclosure.  The Code will be described in Ariel’s Form ADV, Part II, and a copy of the Code will be provided to any Client or prospective Client upon request.

EXHIBIT A

INSIDER TRADING POLICY AND PROCEDURES

1.  Insider Trading Policy

All directors, trustees, officers or employees of the Trust, Ariel and the Distributor are prohibited from trading in any security, either personally or on behalf of others, including Ariel Clients such as the Trust, on the basis of material nonpublic information or communicating material nonpublic information to others in violation of the law.  This conduct is frequently referred to as “insider trading.”  This policy extends to activities within and outside your duties at the Trust, Ariel or the Distributor.

You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this policy has occurred or is about to occur.  Questions regarding this policy should be referred to the Chief Compliance Officer.

The term “insider trading” generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communication of material nonpublic information to others.

The law concerning insider trading is generally understood to prohibit:

•	Trading by an insider, while in possession of material nonpublic information, or

•
Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

•	Communicating material nonpublic information to others.

Who is an Insider?

The concept of “insider” is broad, and includes a company’s officers, directors, trustees and employees.  Each director, trustee, officer or employee of the Trust, Ariel and the Distributor is considered an insider of the respective company for which he serves.

A person can be a “temporary insider” if he enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes.  A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.  Additionally, Ariel or the Distributor may become a temporary insider of a company they advise or for which they perform other services.  To be an insider, the company must expect the outsider to keep the disclosed nonpublic information confidential and the company’s relationship with an insider must at least imply such a duty.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material.  “Material Information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Information that officers, directors, trustees and employees should consider material includes, but is not limited to:  dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material Information also may relate to the market for a company’s securities.  Information about a significant order to purchase or sell securities may, in some contexts, be deemed material.  Similarly, prepublication information regarding reports in the financial press also may be deemed material.  Moreover, advance reports of securities to be bought or sold by a large, influential institutional investor, such as the Trust, may be deemed material to an investment in those portfolio securities.

Advance knowledge of important proposed government regulation, for example, could also be deemed material information regarding companies in regulated industries.

What is Nonpublic Information?

Information is nonpublic until it has been broadly distributed to the public market place.  For example, information is public after it has become available to the general public through a public filing with the Securities and Exchange Commission or some other governmental agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been widely distributed.

Penalties for Insider Trading.

Civil and criminal penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.  Penalties include:

•	Civil injunctions

•	Treble damages

•	Disgorgement of profits

•	Jail sentences

•	Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

•	Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, violations of this policy can be expected to result in serious sanctions by Ariel and the Distributor, including dismissal of personnel.

2.  Identifying Inside Information

Before any person covered by this policy executes any trade for himself or on the behalf of others, including the Trust, in the securities of a company about which the employee may have potential inside information, the following questions should be considered:

•
Is the information material?  Is this information that an investor would consider important in making his or her investment decisions?  Is this information that would substantially affect the market price of the securities if generally disclosed?

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Is the information nonpublic?  How was the information obtained?  To whom has this information been provided?  Has the information been disseminated broadly to investors in the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?  Is it on file with the Securities and Exchange Commission?

If, after consideration of the above, it is found that the information is material and nonpublic, or if the person has questions as to whether the information is material and nonpublic, the person should take the following steps before any trade is executed:

•	Report the matter immediately to the Chief Compliance Officer;
•	The securities should not be purchased or sold by the person or on behalf of others, including a Client;
•	The information should not be communicated inside or outside Ariel, other than to the Chief Compliance Officer; and
•
After the issue has been reviewed, the Chief Compliance Officer will instruct the person as to whether to continue the prohibitions against trading and communication, or allowing the trade and communication of the information.

3.  Contacts with Public Companies

Contacts with public companies represent an important part of Ariel’s research efforts.  Ariel may make investment decisions on the basis of the firm’s conclusions formed through such contacts and analysis of publicly-available information.  Difficult legal issues arise, however, when, in the course of these contacts, an Ariel employee or other person subject to this policy becomes aware of material, nonpublic information.  This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to the analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors.  In such a situation, Ariel must make a judgment as to its further conduct.  For the protection of the company and its employees, the Chief Compliance Officer should be contacted if an employee believes that he has received material, nonpublic information.

4.  Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons.  First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities.  Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).  Second, the Securities and Exchange Commission has adopted a rule which expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.  Persons subject to this policy should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

EXHIBIT B

SUPPLEMENTAL PROCEDURES FOR DISCRETIONARY TRUSTS,
“BLIND” TRUSTS AND DISCRETIONARY ACCOUNTS

As Amended January 2012

The Code provides certain exemptions for any Discretionary Account over which you have Beneficial Ownership.  The following procedures govern these accounts.

1.  Prior Approval of these Accounts Required.  In order to be exempt from the provisions outlined in paragraph 2 below, you must obtain prior approval of the Chief Compliance Officer before opening a Discretionary Account.  You should discuss the proposed account with the Chief Compliance Officer, who will review the identity of the account holder; the identity of the trustee, broker or adviser having investment discretion; and the written terms of the arrangement.  You and the trustee, broker or adviser for the account should agree to the following arrangement:

The trustee [or adviser or broker] and you acknowledge that you or your Family Member does not have any direct or indirect influence or control over the account.

You or your Family Member may, however, inform the trustee, adviser or broker of general investment objectives, such as a need for income, the degree of risk tolerance, and general mix and asset allocation guidelines.  You or your Family Member may receive confirmation statements or monthly statements in regular course after transactions are effected.

2.  Code Exemptions for Approved Discretionary Accounts.  An approved Discretionary Account relieves you ONLY from the prohibitions of Section B (other than the prohibitions of B.2) and the reporting obligations imposed by Sections C.3, C.4 and C.5, and the reporting obligations imposed by Section C.2 relating only to Reportable Securities.  You are still subject at all times to general insider trading restrictions as well as the high fiduciary standards expected from all Advisory Persons.

3.  Initial and Annual Certifications.  You and the trustee, broker or adviser for the account will initially and annually certify, in substantially the following form:

The undersigned certify that, as of this day and for the period since the last certification or the establishment of the discretionary account, you or your Family Member has had no discretion regarding any particular transaction made or to be made in the account and the trustee [or adviser or broker] has made all investment decisions without informing you or your Family Member as to the transaction until after the transaction has been effected.

4.  Termination of Arrangements.  If at any time you or your Family Member determines to exercise any influence or control over the account, including consulting with respect to any particular transaction, you must give prior notice to the Chief Compliance Officer.  The account will then be subject to all provisions of the Code, and the exemptions in paragraph 2 of these procedures will be revoked.

5.  Chief Compliance Officer Discretion.  The Chief Compliance Officer has discretion to withhold approval of blind trust or discretionary accounts arrangements, or at any time to impose additional or different conditions on such accounts.

EXHIBIT C

 CODE OF ETHICS CERTIFICATION

I acknowledge that I have received and read a copy of the Code of Ethics, including Insider Trading Policy (collectively, the “Code of Ethics”), as amended January 2012, for Ariel Investment Trust, Ariel Investments, LLC and Ariel Distributors, LLC.  I understand my responsibilities under the Code of Ethics and agree to comply with all of its terms and conditions.  I further agree that my adherence to the Code of Ethics is a condition of employment with Ariel Investments, LLC.  I will retain a copy of this Code of Ethics for future reference.

I hereby certify that I am not an “ineligible person” under Section 9 of the Investment Company Act of 1940 (“1940 Act”).  Section 9 prohibits certain persons who have committed various delineated acts from serving or acting in the capacity of employee, officer, director, member of an advisory board, investment adviser, or depositor of any registered investment company.  Section 9(a) of the 1940 Act deems as ineligible:

•	any person convicted within the last ten years involving securities transactions or employment in the securities field;
•	any person by reason of misconduct, who has permanent or temporary injunctions from acting in certain capacities in the securities arena;
•
a company, any affiliated person of which is ineligible under the points noted above, which includes any person who owns 5% or more of the voting securities of another person and any person who controls, is controlled by, or is under common control with another person; and

•	any person subject to a Securities and Exchange Commission order declaring them to be ineligible under Section 9.

I further certify that I have complied with the requirements of the Code of Ethics, as amended January 2012, and I have disclosed or reported all personal securities transactions and accounts required to be disclosed or reported pursuant to such Code of Ethics.